Exhibit 4.1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS GLOBAL NOTE IS EXCHANGED IN WHOLE OR IN PART FOR A GLOBAL NOTE IN DEFINITIVE REGISTERED FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Exhibit 4.1

CVS CAREMARK CORPORATION

No. [1][2]	$500,000,000
CUSIP No. 126650BN9
ISIN No. US126650BN99

6.60% Senior Notes due March 15, 2019

CVS CAREMARK CORPORATION, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), for value received promises to pay to CEDE & CO., or registered assigns, the principal sum of $500,000,000 on March 15, 2019.  If such maturity date is not a Business Day, then payment of principal will be made on the next succeeding Business Day.

Interest Payment Dates: March 15 and September 15.

Record Dates: Each March 1 and September 1, immediately preceding each Interest Payment Date.

Additional provisions of this Note are set forth on the reverse side of this Note.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

CVS CAREMARK CORPORATION

By:
	Name:	Carol A. DeNale
	Title:	Vice President and Treasurer

By:
	Name:	David B. Rickard
	Title:	Executive Vice President, Chief Financial Officer and Chief Administrative Officer

Dated: March 13, 2009

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee, certifies that this is one of the Debt Securities referred to in the Indenture.

By
Authorized Signatory

6.60% Senior Notes due March 15, 2019

This Note is one of a duly authorized series of Notes of CVS Caremark Corporation, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), designated as its 6.60% Senior Notes due March 15, 2019 (hereinafter referred to as the “Notes”).

(a)        Interest

The Company promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Company will pay interest on the Notes semi-annually on March 15 and September 15 of each year, commencing September 15, 2009.  Interest on the Notes will accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from March 13, 2009.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.  The Company shall pay interest on overdue principal at the rate borne by the Notes.  If any interest payment date is not a Business Day, then payment of interest will be made on the next succeeding Business Day and no interest will accrue on the amount so payable for the period from such interest payment date to the date payment is made.

(b)        Method of Payment

The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders thereof at the close of business on the March 1 and September 1 preceding the interest payment date even if the Notes are canceled after the record date and on or before the interest payment date.  Holders must surrender Notes to a Paying Agent to collect principal payments.  The Company will pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts by wire transfer of immediately available funds to the accounts specified by the Holders, or, if no such account is specified, the Company may pay principal and interest by check payable in such money.  It may mail an interest check to a Holder’s registered address.

(c)        Paying Agent and Registrar

Initially, The Bank of New York Mellon Trust Company, N.A., a national banking association (the “Trustee”), will act as Paying Agent and Registrar.  The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice.  The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

(d)        Indenture

The Company issued the Notes under an Indenture dated as of August 15, 2006 (the “Indenture”), between the Company and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C.  ss.ss.  77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”).  Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture.  The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the TIA for a statement of those terms.

The Notes are general obligations of the Company initially limited to $1,000,000,000 aggregate principal amount (subject to Section 2.08 of the Indenture).  The Company may at any time issue additional Notes under the Indenture in unlimited amounts having the same terms as and treated as a single class with the Notes for all purposes under the Indenture and will vote together as one class with respect to the Notes.  The Indenture imposes certain limitations on the incurrence of certain additional indebtedness by the Company and certain of its subsidiaries and the entry into certain sale and leaseback arrangements by the Company and certain of its subsidiaries.  The Indenture also restricts the ability of the Company to consolidate or merge with or into, or to transfer all or substantially all its assets to, another person.

(e)           Optional Redemption

The Company, at its option, may at any time redeem all or any portion of the Notes, at a redemption price, plus accrued and unpaid interest to the date of redemption, equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points.  If any redemption date is not a Business Day, then payment of the redemption price and accrued and unpaid interest will be made on the next succeeding Business Day, and no interest will accrue on the amounts so payable for the period from such redemption date to the date payment is made.

“Comparable Treasury Issue” means, with respect to the Notes, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date applicable to the Notes, (i) the average of the applicable Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such applicable Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Independent Investment Banker” means, with respect to the Notes, Barclays Capital Inc. or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

“Reference Treasury Dealer” means, with respect to the Notes, (i) Barclays Capital Inc. and its successors; provided, however, that if the foregoing shall cease to be a primary United States Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer and (ii) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the Notes, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Yield” means, with respect to any redemption date applicable to the Notes, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

(f)           Notice of Redemption

Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.  Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000.  If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

(g)        Offers to Purchase

The Indenture provides, as established pursuant to Section 2.03 of the Indenture, that upon the occurrence of a Change of Control Triggering Event and subject to further limitations contained therein, the Company shall make an offer to purchase outstanding notes in accordance with the procedures set forth in the Indenture.

(h)        Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000.  Holders of Notes may transfer or exchange Notes in accordance with the Indenture.  The Registrar may require a Holder of Notes, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or 15 days before an interest payment date.

(i)        Persons Deemed Owners

The registered Holder of this Note may be treated as the sole owner of such Note for all purposes.

(j)        Unclaimed Money

Subject to applicable abandoned property law, if money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person.  After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee or Paying Agent for payment.

(k)        Discharge and Defeasance

Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

(l)        Amendment; Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in principal amount outstanding of the Notes; and (ii) any default or compliance with any provision may be waived with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.  Subject to certain exceptions set forth in the Indenture, without the consent of any Holder of a Note, the Company and the Trustee may amend the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, or to comply with Article 5 of the Indenture or that does not materially and adversely affect the rights of any Holder of a Note or to comply with requirements of the SEC in connection with the qualification of the Indenture under the TIA.

(m)                   Defaults and Remedies

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes may declare all the Notes to be due and payable immediately.  Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security.  Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of Notes notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding such notice is in the interest of the Holders of Notes.

(n)        Trustee Dealings with the Company

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

(o)        No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations.  By accepting a Note, each Holder of a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issue of the Notes.

(p)        Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the face of this Note.

(q)        Abbreviations

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

(r)        Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

(s)        CUSIP Numbers

Pursuant to the recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use such CUSIP numbers in notices of redemption as a convenience to Holders of Notes.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

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The Company will furnish to any Holder of a Note upon written request and without charge to such Holder of a Note a copy of the Indenture.  Requests may be made to:

CVS Caremark Corporation
670 White Plains Road, Suite 210
Scarsdale, New York 10583
Attention: Nancy R. Christal

Terms defined in the Indenture and not otherwise defined herein are used herein as therein defined.

ASSIGNMENT FORM

To assign this Note, complete the form below: I or we assign and transfer this Note to: [Print or type assignee’s name, address and zip code] [Insert assignee’s soc. sec. or tax I.D. No.]

and irrevocably appoint ______________ as agent to transfer this Note on the books of CVS. The agent may substitute another to act for him.

Date:_________________________	Your Signature: ___________________

Sign exactly as your name appears on the face of this Note.